Exhibit 99.2

Praxair Announces Price Increases for Gases and Facility Fees Effective January 1, 2012

DANBURY, Conn.--(BUSINESS WIRE)--December 15, 2011--Praxair, Inc. (NYSE: PX), and its divisions and subsidiaries (Praxair Distribution, Praxair Healthcare Services, Praxair Electronics, Praxair Canada Inc., and Praxair Puerto Rico N.V.) are notifying bulk and packaged industrial, electronics, specialty, and medical gas customers in the United States, Canada, and Puerto Rico of increases in prices effective January 1, 2012, or as contracts permit, as follows:

  Up to 15% for nitrogen, oxygen, argon, hydrogen, carbon dioxide, and helium;
  Up to 15% for facility fees or monthly bulk product charges and cylinder rental rates;
  Up to 10% on equipment and consumables.

Price adjustments may be higher or lower than these ranges in accordance with individual contract provisions.

These adjustments are being implemented in response to the continued escalation of manufacturing, distribution, and raw material sourcing costs and expenses and persistent supply/demand imbalances for certain products in the United States and Canada.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2010 sales of $10 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Kristen McCarthy, 203-837-2371
kristen_mccarthy@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com